Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Lucy Scientific Discovery Inc. on Form S-1, File No. 333-276489, of our report dated October 13, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Lucy Scientific Discovery Inc. as of June 30, 2023 and 2022 and for the years ended June 30, 2023 and 2022 appearing in the Annual Report on Form 10-K of Lucy Scientific Discovery Inc. for the year ended June 30, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
Costa Mesa, CA
February 5, 2024

Marcum llp / 600 Anton Boulevard / Suite 1600 / Costa Mesa, CA 92626 / Phone 949.236.5600 / marcumllp.com